Exhibit 107
Calculation of Filing Fee Table
(1)
Form
424(b)(2)
(Form Type)
FMC Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	8.450% Fixed-to- Fixed Reset Rate Subordinated Notes Due 2055	Rule 457(r)	$750,000,000	100.000%	$750,000,000	$ 153.10 per million	$114,825.00

TOTAL	—	—	—	$750,000,000	—	$750,000,000	$153.10 per million	$114,825.00

(1)
In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form
S-3
(File
No. 333-286896)
which was filed on May 1, 2025.